QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.1

Amended and Restated Employment Agreement
by and between
CareScience, Inc. and J. Bryan Bushick, M.D.

        This Amended and Restated Employment Agreement (this "Agreement") is made and entered into April 11, 2003 (the "Effective Date") by and between CareScience, Inc., a Pennsylvania corporation (the "Company"), and J. Bryan Bushick ("Executive").

        WHEREAS Executive and the Company previously entered into that certain Employment Agreement dated December 29, 1999 (the "Prior Employment Agreement");

        WHEREAS, Executive and the Company are executing and delivering this Agreement to amend and restate in its entirety the Prior Employment Agreement;

        WHEREAS, the non-management members of the Company's Board of Directors have approved the execution and delivery of this Agreement by the Company.

        NOW THEREFORE, the parties hereto, in consideration of the promises and mutual covenants and agreements contained herein, voluntarily and knowingly, and intending to be legally bound hereby, covenant and agree as follows:

        1.    Employment and Duties.

          (a)  The Company hereby employs Executive during the Employment Period (as hereinafter defined in Section 2) to render services to the Company as its Senior Vice President—Business Development. Executive shall have overall charge of the Company's business development activities under the direction of the Company's President. Executive shall also be involved in other activities as directed by the Company's President or Chief Executive Officer. Unless otherwise agreed, Executive shall be based within the Philadelphia, PA metropolitan area, but will be required to travel as part of his employment. Executive hereby accepts such employment and agrees to render the services described herein, all on the terms and conditions of this Agreement.

          (b)  Executive agrees to devote his entire working time, attention and energies to the performance of the business of the Company and its affiliates (as hereinafter defined); and Executive shall not, directly or indirectly, alone or as a member of any partnership or other organization, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which, in the reasonable judgment of the Company, interfere with the performance of his duties hereunder, or which, even if non-interfering, are contrary to the best interests of the Company and its affiliates; provided, however, that Executive may invest his personal or family assets in such form or manner as will not require any services on his part in the operation of the affairs of the enterprises in which such investments are made and in which his participation is solely that of a minority investor; further, provided, that Executive may engage in academic, charitable, civic, fraternal or trade group activities, so long as such activities shall not violate any provision of this Agreement or interfere with his performance hereunder or compliance with the restrictions contained herein. As used herein, the term "affiliate" means and includes any person, corporation or other entity controlling, controlled by or under common control with the Company. Executive confirms that he has previously provided Company with a perpetual, royalty-free license to all intellectual property, trademarks, tradenames, software code, and any other beneficial right that exists within HealthTides.com in exchange for a stock option grant and for the additional consideration of $1.00.

        2.    Term of Employment.

        Executive's employment under this Agreement commenced as of the date of the Prior Employment Agreement and shall continue through 5:00 p.m. on December 31, 2004 (the "Stated Term") unless terminated earlier as provided herein. The Company and Executive may, by mutual written agreement, extend the term of Executive's employment beyond the Stated Term. Unless the Company delivers to Executive, prior to July 1, 2004, written notice of its intention to extend the term of Executive's employment beyond the Stated Term, the Company shall be presumed to have elected not to extend such term, but such presumption shall not preclude Executive and the Company from subsequently agreeing in writing to an extension. The term "Employment Period" shall mean the period that commenced on the Effective Date and that continues until the earlier of (i) the end of the Stated Term and (ii) the date that Executive's employment with the Company terminates for any reason (whether with or without Cause, upon a resignation for Good Reason, or otherwise).

        3.    Compensation and Benefits.

          (a)  As compensation for the services to be rendered by Executive hereunder, including all services to any subsidiary of the Company, the Company agrees to pay or cause to be paid to Executive, during the Employment Period, an annual base salary of $167,632 (the "Base Salary"). Executive's Base Salary shall be payable in such installments as is the policy of the Company generally with respect to employees of the Company.

          (b)  In the event that the Company and Executive do not agree in writing to extend the Stated Term, and if Executive remains employed by the Company at the expiration of the Stated Term, then the Company shall pay to Executive, within fifteen (15) days after the expiration of the Stated Term, $55,000 (the "Expiration Severance Amount").

          (c)  In the event that a Change in Control (as hereinafter defined) occurs prior to expiration of the Stated Term and Executive is employed by the Company as of the day immediately prior to such occurrence, Executive shall be entitled to a bonus in the amount of $85,000 (the "Special Bonus"), payable within two (2) days of the date of such occurrence. In addition, in the event that a Change in Control occurs prior to the expiration of the Stated Term and if Executive's employment with the Company terminated at any time during the one hundred eighty (180) day period preceding such occurrence, either (a) pursuant to Section 7(a)(iv) [i.e., a termination by the Company other than for Cause or Executive's death or disability] or (b) pursuant to Section 7(b) [i.e., a resignation by Executive for Good Reason], then Executive shall be entitled to payment of the Special Bonus within two (2) days after the occurrence of the Change in Control. As used in this Agreement, "Change in Control" means the occurrence of any of the following:

            i.      the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole;

            ii.    the adoption by the Board of Directors of the Company of a plan of liquidation or dissolution of the Company;

            iii.    the consummation of any transaction (including without limitation, any merger or consolidation) that results in any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) becoming the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company (as measured by voting power rather than the number of shares); or

  the consolidation or merger of the Company with or into any person, other than a consolidation or merger where the shareholders of the Company immediately prior to such consolidation or merger own, immediately after such consolidation or merger, a majority of the combined voting power of the Company or other entity surviving such transaction.

          (d)  The Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by him during the Employment Period in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it reasonably may require.

          (e)  Executive may receive bonuses on such dates, in such amounts and on such other terms as may be determined by the Board, in its sole discretion (such bonuses, if any, are collectively referred to in this Agreement as "Incentive Compensation"). The Company shall furnish Executive with office space, secretarial support and such other facilities and services as shall be convenient and adequate for the performance of his duties as set forth in this Agreement.

          (f)    During the Employment Period, the Company shall provide to Executive and the members of his immediate family, at the Company's expense, medical and dental insurance covering its executives generally.

          (g)  During the Employment Period, Executive shall be eligible under any group life and/or disability insurance covering Company executives generally.

          (h)  During the Employment Period, Executive shall be entitled to three (3) weeks paid vacation plus all federal holidays, in each calendar year.

          (i)    No changes shall be made in any benefits, insurance plans, or perquisites that would adversely affect Executive unless such change occurs pursuant to a program applicable to all Company executives and does not result in a proportionately greater reduction in the rights or benefits of Executive as compared with any other executive of the Company. Nothing paid to Executive under Sections 3(d), (e), (f) and (g) shall be deemed to be in lieu of the Base Salary and other payments to which Executive would be otherwise entitled under Sections 3(a), (b) and (c).

          (j)    All payments by the Company to Executive under this Agreement, including without limitation, payment of the Base Salary and, if applicable, any bonuses and the Expiration Severance Amount, shall be subject to all applicable withholding taxes.

        4.    Confidentiality.

          (a)  Subject to the last two sentences of this Section, Executive shall not, during the Employment Period, or at any time following the expiration or termination of this Agreement, directly or indirectly, disclose or permit to be known (other than (i) as is reasonably required in the regular course of his duties, including disclosures to the Company's advisors and consultants, (ii) as required by law or (iii) with the prior written consent of the Company), to any person firm or corporation, any confidential information acquired by him during the course of or as an incident to, his employment or the rendering of services hereunder, relating to the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by or controlling the Company or its subsidiaries. Such confidential information shall include, but shall not be limited to, business affairs, proprietary technology, trade secrets, patented or copyrighted processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which becomes publicly available other than pursuant to a breach of this Section 4 by Executive and shall not apply to any confidential information which is disclosed to Executive from a third party that discloses such information without breaching a confidentiality obligation. In addition, the confidentiality obligation shall not restrict disclosures by Executive intended for the benefit of the Company.

          (b)  All information and documents, records and reports relating to the Company and its affiliates as hereinabove described shall be the exclusive property of the Company and upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

        5.    Non-Competition.

        Executive and the Company have previously executed and are subject to the terms and conditions of a Non-Competition Agreement (the "Non-Competition Agreement"). The Non-Competition Agreement shall have no further force or effect if Executive's employment hereunder is terminated by the Company, under Section 7, for any reason other than "Cause" (as defined in Section 7) or if Executive terminates his employment for "Good Reason" (as defined in Section 7).

        6.    Equitable Remedies and Enforceability of Covenants.

          (a)  If Executive commits a breach, or threatens to commit a breach, of any of the provisions hereof or under the Non-Competition or Nondisclosure, Proprietary Information and Invention Assignment Agreements, it is acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

          (b)  If any of the covenants contained herein or under the Non-Competition or Nondisclosure, Proprietary Information and Invention Assignment Agreements, or any part hereof or thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

          (c)  If any of the covenants contained herein or under the Non-Competition or Nondisclosure, Proprietary Information and Invention Assignment Agreements, or any part hereof or thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, scope and/or areas of such provision and, in its reduced form, such provision shall then be enforceable.

          (d)  The existence of any claim or cause of action by Executive against the Company or any affiliate of the Company shall not constitute a defense to the enforcement by the Company of the covenants contained herein, but such claim or cause of action shall be litigated separately.

        7.    Termination by the Company.

          (a)  The Company may terminate Executive's employment at any time prior to expiration of the Stated Term without any breach of this Agreement only upon written notice to Executive and as provided in any of clauses (a)(i), (ii), (iii) and (iv) of this Section 7.

            i.      The Company may terminate Executive's employment for Cause if there exists Cause for termination and the Company delivers to Executive written notice within sixty (60) days of knowledge by the Board of an event constituting such Cause. For purposes of this Agreement, the term "Cause" means:

              (1)  The willful failure by Executive to substantially perform his duties or obligations hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness or leaves of absence to which Executive is entitled and other than breaches of the covenants set forth in Section 4 hereof or under the Non-Competition Agreement or the Nondisclosure, Proprietary Information and Invention Assignment Agreement (as hereinafter defined) which events are governed by clause (6) below), resulting, or reasonably likely to result, in material harm to the

      Company; provided such failure remains uncured for a period of twenty (20) days after written notice describing the same is received by Executive;

              (2)  Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any felonious crime or offense;

              (3)  the unauthorized securing by Executive of any personal profit in connection with the business of the Company or any of its subsidiaries;

              (4)  use of any unlawful controlled substance or the use of alcohol to the extent that it interferes on a continuous and material basis with the performance of Executive's duties under the Agreement;

              (5)  the commission of any act involving dishonesty or fraud which, in the good faith opinion of the Board, is harmful to the Company; or

              (6)  any material breach by Executive of the terms of Section 4 of this Agreement (relating to confidentiality) or under the Non-Competition Agreement or the Nondisclosure, Proprietary Information and Invention Assignment Agreement; provided such breach continues uncured for ten (10) business days after written notice of such breach has been received by Executive from the Company.

    For purposes of the definition of "Cause" under this Agreement, no act, or failure to act, on Executive's part shall be considered "willful" or constitute grounds for termination if such act was done, or omitted to be done, in good faith and in the reasonable belief that such action or omission was in the best interest of the Company. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a meeting of the Board (after notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board prior to its taking such action), finding that in the opinion of the Board, Executive engaged in conduct set forth in any of clauses (1)-(6) above, and specifying the particulars thereof (a "Notice of Termination for Cause").

            Upon termination of Executive's employment for Cause by the Company, Executive shall only be entitled to receive his Base Salary through the day on which his termination occurs, together with any performance or special Incentive Compensation earned but not yet paid at the time of such termination; and any other compensation and benefits to which Executive may be entitled under applicable plans, programs and agreements of the Company through the date of such termination, and the Company shall have no further obligation to Executive.

            ii.    Executive's employment with the Company shall terminate upon Executive's death prior to the expiration of the Stated Term. Upon Executive's death prior to the expiration of the Stated Term, Executive's legal representatives shall only be entitled to receive his Base Salary through the last day of the third month after the month in which his death occurs, together with any performance or special Incentive Compensation earned but not yet paid at the time of death; a pro rata performance Incentive Compensation bonus for any performance-based bonus paid to all executives of the Company in the year in which such termination for death occurs; and any other compensation and benefits to which Executive and his legal representatives may be entitled under applicable plans, programs and agreements of the Company, including without limitation, the proceeds of any applicable life insurance policies (in which Executive's estate or heirs are the beneficiaries) through the date of death, and the Company shall have no further obligation to Executive or his legal representatives.

            iii.    The Company may terminate Executive's employment if Executive shall become physically or mentally disabled so that he is unable substantially to perform his services hereunder for a period of 120 consecutive days or 180 non-consecutive days in any 365 day period. Upon termination of Executive's employment due to physical or mental disability, the Company's only remaining obligation to Executive shall be to continue to pay Executive his Base Salary through the date of such termination, together with any performance or special Incentive Compensation earned but not yet paid at the time of termination for disability; a pro rata performance Incentive Compensation bonus for any performance-based bonus paid to all executives of the Company in the year in which such termination for disability occurs; and any other compensation and benefits to which Executive and his legal representatives may be entitled under applicable plans, programs and agreements of the Company, including without limitation, the proceeds of any applicable disability insurance policies through the date of such termination, and the Company shall have no further obligation to Executive or his legal representatives.

            iv.    The Company may terminate Executive's employment at any time at the Company's sole discretion for any reason or for no reason (other than Cause or Executive's death or disability), provided that the Company (in satisfaction of all obligations to Executive, other than as and to the extent provided in the second sentence of Section 3(c)): (1) pays to Executive an amount equal to the Termination Obligation Amount (as hereinafter defined), together with any other compensation and benefits to which Executive may be entitled under applicable plans, pro rated through the date of Executive's termination of employment (the sum of these amounts are collectively referred to as the "Total Severance Amount") and (2) in lieu of continuation coverage under COBRA (29 U.S.C. §§ 1161 - 1169), provides Executive (and, if covered immediately prior to such cessation of employment, Executive's spouse and dependents) with continuation of the medical, dental, vision, life insurance and long-term disability coverage received by him under Company-sponsored plans immediately prior to such cessation (or, at the Company's option, substantially comparable coverage or an amount in cash equal to Executive's after-tax cost of obtaining such coverage on an individual basis) for a period equal to the Applicable Period (as hereinafter defined) following such cessation of employment. Payment of the Total Severance Amount, if required, shall be made at the Company's option either (i) in equal monthly installments over the lesser of six (6) months or the remaining term of this Agreement, as the case may be, or (ii) in a lump-sum payment within fifteen (15) days following the termination of Executive's employment. The term "Termination Obligation Amount" shall mean an amount equal to $83,816; provided, however, that if, as of the date Executive's employment with the Company terminates, the Aggregate Unpaid Amount (as hereinafter defined) is less than $83,816, then the Termination Obligation Amount shall mean an amount equal to the Aggregate Unpaid Amount as of the date Executive's employment with the Company terminates. The term "Aggregate Unpaid Amount" shall mean the sum of (i) the Expiration Severance Amount plus (ii) the aggregate amount of Base Salary that was scheduled to be paid between the date Executive's employment with the Company terminated and the expiration of the Stated Term. Except as provided in this Section 7(a)(iv), upon a termination of Executive's employment under this Section 7(a)(iv), the Company shall have no further obligation to Executive. The term "Applicable Period" shall mean one hundred eighty (180) days; provided, however, that if the sum of (i) the number of days between the date of termination of Executive's employment and the expiration of the Stated Term plus (ii) one hundred twenty (120) days is less than one hundred eighty (180), then the Applicable Term shall mean such lesser number of days.

          (b)  Executive may resign, without any breach of this Agreement, for "Good Reason"; provided that Executive has provided written notice (a "Good Reason Notice") to the Company stating that an event included in the definition of "Good Reason" has occurred, specifying such event, and stating that unless such event is cured, Executive will terminate his employment, and such event continues uncured for ten (10) business days after such written notice from Executive has been received by the Company. Good Reason shall exist if any one or more of the following events shall occur:

            i.      a material breach of the terms of this Agreement by the Company;

            ii.    a material breach by the Company of any other material agreement with Executive;

            iii.    Executive is removed from Executive's position as set forth in this Agreement for any reason other than the termination of his employment pursuant to Section 7 or expiration of the Stated Term, or Executive suffers any material diminution in the authority, duties or responsibilities normally associated with the position of Senior Vice President—Business Development;

            iv.    Executive's benefits under any material employee benefit plan or program of the Company or his incentive or equity opportunity under any material incentive or equity program of the Company is or are reduced if similar reductions are not made for substantially all other senior executives;

            v.    the Company fails to obtain the written agreement of any successor to the Company to assume and perform this Agreement.

  In the event Executive resigns for Good Reason, the Company shall: (1) pay to Executive the Total Severance Amount in a lump within fifteen (15) days of such resignation and (2) in lieu of continuation coverage under COBRA (29 U.S.C. §§ 1161 - 1169), provide Executive (and, if covered immediately prior to such cessation of employment, Executive's spouse and dependents) with continuation of the medical, dental, vision, life insurance and long-term disability coverage received by him under Company-sponsored plans immediately prior to such cessation (or, at the Company's option, substantially comparable coverage or an amount in cash equal to Executive's after-tax cost of obtaining such coverage on an individual basis) for a period equal to the Applicable Term. Except as provided in this Section 7(b) and other than as and to the extent provided in the second sentence of Section 3(c), upon a termination of Executive's employment under this Section 7(b), the Company shall have no further obligation to Executive.

          (c)  Upon any termination of Executive's employment under this Section 7, including without limitation, a resignation for Good Reason, Executive shall be deemed to have resigned from all positions as an officer and/or director of the Company and any of its subsidiaries.

          (d)  In the event of any termination of Executive's employment hereunder for Good Reason, he shall be under no obligation to seek other employment, and there shall be no offset against amounts due him under the Agreement on account of any remuneration attributable to any subsequent employment that he may obtain; provided, however, that if Executive obtains any of the insurance coverages that the Company has agreed to provide to Executive pursuant to Section 7(a)(iv) or Section 7(b), then the Company's obligation to provide or pay for any such coverages shall cease. Any amounts due Executive under this Agreement in the event of any termination of his employment with the Company are in the nature of severance payments, or liquidated damages which contemplate both direct and consequential damages that he may suffer as a result of the termination of his employment, or both, and are not in the nature of a penalty.

          (e)  Notwithstanding any provision of the Agreement, payment by the Company to Executive of the Expiration Severance Amount pursuant to Section 3(b) and any payment by the Company to Executive of the Total Severance Amount shall be conditioned on Executive's execution and delivery to the Company of a release substantially identical to that attached hereto as Exhibit A, and the non-revocation of such release during the revocation period provided for in Section 5 thereof.

        8.    Inventions Discovered by Executive.

        Executive has previously executed and is subject to the terms and conditions of a Nondisclosure, Proprietary Information and Invention Assignment Agreement (the "Nondisclosure, Proprietary Information and Invention Assignment Agreement").

        9.    Representations and Agreements of Executive.

          (a)  Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder or which would be harmful to the Company.

          (b)  Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company's obtaining life insurance on the life of Executive, if the Company so desires, or any other type of insurance or fringe benefits as the Company shall determine from time to time to obtain.

        10.    Arbitration.

        Any controversy or claim arising out of or relating to this Agreement (or breach thereof) shall be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the rules then existing of the American Arbitration Association (three arbitrators), and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Company, at its sole option, shall be entitled to seek and obtain equitable relief from any court of competent jurisdiction, including, without limitation, temporary, preliminary and permanent injunctive relief and specific performance with respect to alleged violations of Sections 4 and 5 of this Agreement, Section 1 of the Non-Competition Agreement or under the Nondisclosure, Proprietary Information and Invention Assignment Agreement, and the Company's pursuit of the remedies described in Section 6 hereof in connection therewith. The parties shall be free to pursue any remedy before the arbitration tribunal that they shall be otherwise permitted to pursue in a court of competent jurisdiction. The award of the arbitrators shall be final and binding and may be enforced by any court as if it were a judgment of that court, and may include interest at a rate or rates considered just under the circumstances by the arbitrators. The substantive law of the Commonwealth of Pennsylvania shall be applied by the arbitrators to the resolution of the dispute, provided that the arbitrators shall base their decision on the express terms, covenants and conditions of this Agreement. The arbitrators shall be required to produce a written decision setting forth the reasons for the decision or award to be made. The parties agree that the arbitrators shall have no power to alter or modify any express provision of this Agreement or to render any award which, by its terms, effects any such alteration or modification. Upon written demand to any party to the arbitration for the production of documents and things reasonably related to the issues being arbitrated, the party upon whom such demand is made shall promptly produce, or make available for inspection and copying, such documents and things without the necessity of any action by the arbitrators.

        11.    Legal Fees.

        It is the intent of the parties that Executive not be required to incur any expenses associated with the enforcement of Executive's rights under this Agreement by litigation, mediation or other legal action, unless a court determines that Executive's legal action is frivolous. Accordingly, the Company agrees to pay as incurred, to the full extent permitted by law, all expenses (including all attorney's fees and legal expenses) which Executive may reasonably incur as a result of any arbitration, litigation, mediation or other legal action (regardless of the outcome thereof) concerning the validity or enforceability of, or liability under, any provision of this Agreement, unless a court determines that Executive's legal action is frivolous.

        12.    Notices.

        All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), telecopy (confirmed receipt by return fax from the receiving party) or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith:

  If to the Company:
  CareScience, Inc.
  3600 Market Street, 6th Floor
  Philadelphia, PA 19104

  Attention: President
  Telephone: 215/387-9401
  Fax: 215/387-9406

  If to Executive:
  1217 Andover Road
  Wynnewood, PA 19096
  Attention: J. Bryan Bushick, M.D.
  Telephone: (610) 896-5958
  Fax: [                        ]

        13.    General.

          (a)  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely in Pennsylvania.

          (b)  This Agreement and the Exhibits attached hereto set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous agreements, arrangements and understandings, written or oral, relating to the subject matter hereof and thereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement or any of the agreements referred to herein, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

          (c)  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

          (d)  This Agreement shall be binding upon the legal representatives, heirs, distributes, successors and assigns of the parties hereto.

          (e)  Employee agrees to act in good faith in exercising any authority to take a corporate action as a director or officer to effect termination of employment hereunder.

          (f)    This Agreement amends and restates in its entirety the Prior Employment Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CARESCIENCE, INC.
By:	/s/ RONALD A. PAULUS
Name:	Ronald A. Paulus
Title:	President
EXECUTIVE:
/s/ J. BRYAN BUSHICK J. Bryan Bushick

EXHIBIT A

RELEASE AND NON-DISPARAGEMENT AGREEMENT

        THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this "Release") is made as of the    day of             ,            by and between                        (the "Executive") and CARESCIENCE, INC. (the "Company").

        WHEREAS, the Executive's employment as an executive of the Company has terminated; and

        WHEREAS, pursuant to the Amended and Restated Employment Agreement by and between the Company and the Executive dated                        , 2003 (as amended, the "Employment Agreement"), the Executive will be entitled to receive payments that, pursuant to Section 7(e), are subject to his execution and delivery of this Release.

        NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

        1.    Consideration.    The Executive acknowledges that the payments that, pursuant to Section 7(e) of the Employment Agreement, are conditioned on his execution and delivery of this Release (the "Severance Benefits") constitute full settlement of all his rights under the Employment Agreement, (b) except as provided specifically in the Employment Agreement, he has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive. The Executive further acknowledges that, in the absence of his execution and delivery of this Release, the Severance Benefits would not otherwise be due to him.

        2.    Release and Covenant Not to Sue.

          (a)  The Executive hereby fully and forever releases and discharges the Company (including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of the Executive's employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

          (b)  The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company (including for purposes of this Section 2.2, its parents, affiliates and subsidiaries) and that he has not assigned any claim against the Company or any affiliate to any other person or entity. The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive's employment by the Company or the termination of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

          (c)  The foregoing will not be deemed to release the Company from (i) claims solely to enforce this Release, (ii) claims solely to enforce payment or provision of the Severance Benefits and other amounts payable but not yet paid under the Employment Agreement, or (iii) claims solely to enforce the terms of any equity incentive award agreement between the Executive and the Company, (iv) claims for indemnification under the Company's By-Laws, or (v) claims to enforce the terms of that certain Note and Pledge Agreement by and between Executive and the Company dated June 16, 2001.

        3.    Non-Disparagement.    The Executive will not disparage the Company or any of its directors, officers, agents or employees or otherwise take any action that could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company's directors, officers, agents or employees. Similarly, the Company (meaning, solely for this purpose, the officers and directors of the Company and those employees and agents of the Company specifically authorized to make communications on its behalf) will not disparage the Executive or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of the Executive.

        4.    Cooperation.    The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which the Executive was involved during his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

        5.    Acknowledgement.    The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release (or such shorter or longer period as is required for this Release to be effective under the Age Discrimination in Employment Act and any similar state law), in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during the period described in clause (e) above by providing written notice of revocation to the Company.

        6.    Challenge.    If the Executive violates or challenges the enforceability of any provisions of the Restrictive Covenants or this Release, the payment or provision of Severance Benefits to the Executive will cease and the Executive will have no further right to any Severance Benefits.

        7.    Miscellaneous.

          (a)    No Admission of Liability.    This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.

          (b)    No Reinstatement.    The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

          (c)    Successors and Assigns.    This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, executors, administrators and heirs. The Executive not may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

          (d)    Severability.    Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this

  Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

          (e)    Entire Agreement; Amendments.    Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

          (f)    Governing Law.    This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

          (g)    Counterparts and Facsimiles.    This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

        IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case as of the date first above written.

CARESCIENCE, INC.
By:
Name
Title:
[EXECUTIVE]

QuickLinks

  EXHIBIT 10.1
Amended and Restated Employment Agreement by and between CareScience, Inc. and J. Bryan Bushick, M.D.